AGREEMENT setting forth the terms and conditions upon which TIBER CREEK CORPORATION ("TCC") is engaged by Value Suisse International Investments, Inc. together with any successors (collectively "VSI") to effect transactions ("the Transactions") intended to cause VSI to become a public company (“Reporting Company”) and to have its securities traded in the United States.

1. Services Provided.

Following its engagement, TCC and its affiliates will provide the following services in regard to the Transactions.

1.1. Discuss with VSI the structure of the Transactions and actions to be taken by VSI in preparation for the completion of the Transactions.

1.2. Recapitalize or reincorporate VSI if required or appropriate.

1.3. Prepare and file with the Securities and Exchange Commission an appropriate form of registration statement under the Securities Act of 1933 (“Registration Statement”) and all required amendments registering such securities as VSI shall designate.

1.4. Advise and assist with applicable state “Blue Sky” requirements.

1.5. Advise and assist on listing the securities of the Reporting Company for public trading on stock exchanges for which its securities are then eligible.

1.6. Assist in establishing and maintaining relationships with market makers and broker-dealers.

1.7. Take other actions reasonably required for completion of the Transactions within the terms of this agreement.

2. Fee for Transactions.

2.1. In full satisfaction for the services of TCC and its affiliates in regard to the Transactions as described in paragraph 1 of this agreement, VSI will pay to TCC the amount of $70,000 and issue to TCC a stock interest as provided herein.

2.2.On execution of this agreement, VSI will pay $20,000 to TCC and $10,000 monthly thereafter until payment in full. All payments will be deemed earned when paid or due to TCC and are non-refundable.

3. Stock Interest.

3.1. TCC will receive 250,000 common shares of the Reporting Company (“the TCC Shares”). The TCC Shares shall be included in the registration statement to be filed pursuant to this agreement.

3.2. The Reporting Company will not at any time take or allow any action (whether by reverse stock split or otherwise) which would have the effect of reducing the absolute number of the TCC Shares.

EX 10.5 - TIBER AGREEMENT

Agreement with Tiber Creek Corporation	Page Number 2

4. Expenses.

4.1. TCC and its affiliates will bear their administrative expenses incurred in regard to the Transactions, including telephone, duplication and postage. VSI will pay any travel expenses of TCC incurred in connection with the Transactions, including plane fare, room, board and rental car or taxi costs.

4.2. VSI and the Reporting Company will pay their expenses in regard to the Transactions, including, without limitation, Federal, state and stock exchange filing fees, underwriting commissions, and accounting fees.

4.3. From time to time, the achievement of certain results desired by the Reporting Company, including the promotion of interest in its public securities, may be enhanced by the services of other parties. These parties may include consultants, advertising agencies, financial analysts and similar persons who may, directly or indirectly, assist in creating interest in the Reporting Company's securities. All compensation, costs and expenses of such parties, if engaged by the Reporting Company, will be borne by it.

5. Affiliates.

5.1. In order to better carry out the Transactions, Tiber Creek may assign the performance of all or parts of this agreement to one or more of its affiliates or other persons, and pay such affiliates or other persons from the amounts received by Tiber Creek under this agreement. An assignment will not relieve Tiber Creek of any of its obligations under this agreement.

5.2. VSI understands that legal services arising from this agreement will be performed by the law firm of Cassidy & Associates, Washington, D.C., which is an affiliate of Tiber Creek. VSI understands that this agreement does not create any attorney relationship between VSI and Cassidy & Associates.

6. Agreement to Complete Transactions.

6.1. VSI agrees that it will timely take all steps necessary to complete the Transactions to include, without limitation, causing audited financial statements to be prepared in proper form for the Reporting Company; obtaining consents of the Board of Directors and the shareholders of VSI, as required; causing all necessary documents to be properly and timely prepared, executed, approved or ratified, and filed, as appropriate; making required payments related to the registration and listing of the Reporting Company's securities for public trading, including filing fees.

EX 10.5 - TIBER AGREEMENT

Agreement with Tiber Creek Corporation	Page Number 3

6.2. In the event that at any time prior to their completion VSI determines not to continue with the Transactions, TCC hereby grants to VSI the right to buy out the interest of TCC in this agreement on the terms contained herein, in which case TCC agrees not to seek specific enforcement of this agreement. In the event that VSI elects not to continue with the Transactions (or if VSI does not timely take all such steps and do all such things as may be reasonably required of it to complete the Transactions) TCC will be entitled to (i) retain the securities in VSI acquired or to be acquired by TCC or its affiliates under this agreement as though the Transactions had occurred and (ii) receive in full all payments to be due to it or its affiliates through and upon completion of the Transactions as though those events had occurred. Upon payment of the buyout fee provided for herein, all obligations of the parties under this agreement will cease except for obligations which expressly or by their nature survive termination.

7. Understandings of VSI as a Reporting Company.

7.1. VSI understands the obligations and responsibilities that will arise in regard to its becoming a Reporting Company and the trading of its securities in the public market. VSI understands that in order to achieve the greatest market interest in its securities it, its officers and its directors, all or some, will be required to continuously interact with the financial community. This interaction will include, without limitation, timely filing of reports under the Securities Exchange Act of 1934, including audited financial statements; annual reports to shareholders and shareholder meetings; issuing periodic press releases; and meetings and discussions with existing and prospective brokers, market makers, investment bankers and institutions.

7.2. VSI understands that the completion of the Transactions will not, in itself, result in capital investment in the Reporting Company. The public status of the Reporting Company and its introduction to market makers and others in the financial community may result in investment interest. However, investment interest will depend upon the success of the Reporting Company, market conditions and other factors over which neither TCC nor its affiliates have any control.

7.3. VSI understands that the ultimate judgement of the financial community of the investment merits of the Reporting Company will depend upon the Reporting Company's ability to successfully carry out its business plans and operations, to operate at a profit and similar business considerations. VSI represents in good faith that it currently has no reason to believe that it will not be able to complete the Transactions and to achieve its business objectives.

7.4. VSI understands that the first trading in the Reporting Company's securities may be limited, and that to increase the amount, depth and market price of its securities will require both time and effort by the Reporting Company to develop relations with market makers and to create strong and stable trading of the Reporting Company's securities.

8. Compliance with Securities Law.

Under the securities laws:

8.1. VSI and its affiliates will need to furnish all information and documents concerning it and its affiliates required for the preparation and filing of the Registration Statement by the Reporting Company which information must be complete and accurate and not contain any material misstatement or omit any material information.

EX 10.5 - TIBER AGREEMENT

Agreement with Tiber Creek Corporation	Page Number 4

8.2. The Reporting Company must at all times observe and comply with Federal and state securities laws, rules and regulations incident to the issuance and trading of its securities and must take all steps reasonably required within its control to prohibit any persons, whether or not affiliated with the Reporting Company, from engaging in any transactions in contravention of such laws, rules and regulations.

8.3. VSI and its affiliates must not at any time knowingly engage in any activity which would constitute a prohibited market manipulation of the securities of the Reporting Company and will need to take all steps reasonably required within its control to prohibit any officer, director, other affiliate, agent or employee from engaging in such conduct.

8.4. The Reporting Company should not issue any securities to any person for the promotion or maintenance of a trading market in the Reporting Company’s securities without first receiving an opinion of qualified counsel that such issuance will be in accord with securities laws, rules and regulations and should not, directly or indirectly, receive from such persons any capital by loan, investment or otherwise resulting from the sale or pledge of such securities.

8.5. For not less than 36 months following execution of this agreement, the Reporting Company should timely make all required Federal, state and other filings necessary to allow the public trading of the Reporting Company's securities and, if the Reporting Company's securities are then quoted on the Nasdaq Stock Market or listed on any regional or national exchange, should take all actions necessary to maintain such status for the Reporting Company's securities.

9. Notices.

Any notices required or permitted under this agreement shall be in writing and shall be deemed to have been given when delivered by hand, certified mail (return receipt requested) or commercial courier, such as FedEx, to the following addresses or to such other addresses as may have been given to each party in the manner provided for in this paragraph.

In the case of VSI to

Value Suisse International Investments, Inc.

Blegistrasse 9

6340 Baar

Zug, Switzerland

EX 10.5 - TIBER AGREEMENT

Agreement with Tiber Creek Corporation	Page Number 5

In the case of TCC to

Tiber Creek Corporation

1504 R Street N.W.

Washington, D.C. 20009

10. Confidentiality.

As a result of entering into this agreement the parties may have access to information which the parties regard as confidential and proprietary. The parties agree that neither will, except as reasonably required pursuant to this agreement, use itself, or divulge, furnish, or make accessible to any person any confidential knowledge, knowhow, techniques, or information with respect to the other party unless agreed to in writing by that party.

11. Termination.

TCC may terminate this agreement at its election, without further obligation or liability, at any time (i) that TCC has a reasonable basis to believe that any aspect of the Transactions would constitute a fraud or deception on the market or (ii) that VSI fails to meet its obligations under this agreement in a manner which would constitute a material breach. In any such case, TCC will be entitled to retain all payments made to it or accrued prior to such termination.

12. Disputes.

Any disputes arising from this agreement, whether directly or indirectly, and based upon any cause or causes of action, shall be decided by the American Arbitration Association within the District of Columbia provided, if, at the time of any dispute, the principal office of TCC shall be other than in the District of Columbia, any arbitration shall be held in the jurisdiction in which TCC then is situated. The provisions of this paragraph shall survive the termination of this agreement for any reason.

13. Miscellaneous.

13.1. Covenant of Further Assurances. The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this agreement.

13.2. Scope of Agreement. This agreement constitutes the entire understanding of the parties. No undertakings, warranties or representations have been made other than as contained herein, and no party shall assert otherwise. This agreement may not be changed or amended orally.

13.3. Currency. All references to currency in this agreement are to United States Dollars.

13.4. Review of Agreement. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

EX 10.5 - TIBER AGREEMENT

Agreement with Tiber Creek Corporation	Page Number 6

14. Effective Date.

The effective date of this agreement is June 3, 2009.

IN WITNESS WHEREOF, the parties have approved and executed this agreement.

TIBER CREEK CORPORATION

/s/ James M. Cassidy

President

Value Suisse International Investments, Inc.

/s/ Mohammed AbuTaha

President

EX 10.5 - TIBER AGREEMENT